UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2008

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairments.

As previously disclosed, Lehman Brothers Holding Company (“LBHI”) announced on September 15, 2008, that it had filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.  The bankruptcy of LBHI was an event of default under the seven interest rate swaps (which, at August 31, 2008, had a recorded fair value of $27 million) between National Rural Cooperative Finance Corporation (“National Rural”) and Lehman Brothers Specialty Finance (“LBSF”), a subsidiary of LBHI.  As a result of the bankruptcy filing of LBHI, National Rural terminated the interest rate swaps with LBSF on September 26, 2008.  At the date of the termination National Rural determined that it was due a payment from LBSF totaling $26 million representing the termination net settlement amount on that day, in accordance with the terms of the contract.  On October 3, 2008, LBSF filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.

Following the previously announced bankruptcy filing of LBHI and LBSF, National Rural has continued to evaluate the fair value of the terminated interest rate swaps as of the termination date, including the risk of nonperformance by the counterparty, and has determined that it does not expect to fully collect the approximately $26 million termination value due.  As a result of the current evaluation, National Rural determined on November 24, 2008 that the previously recognized income of approximately $27 million from the terminations of seven interest rate swaps with LBSF is impaired.  In that regard, National Rural has estimated the fair value as of the termination date to be approximately $6.5 million and has recorded a $20.5 million write-down of the $27 million valuation recorded at August 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
     Steven L. Lilly
Senior Vice President and Chief Financial Officer

Dated:  November 24, 2008